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                                                 EXHIBIT 2.1
                                                 -----------



          ASSET PURCHASE AND SALE AGREEMENT



                       Between

             AMERICAN RICE, INC., Buyer

                         and

            CAMPBELL SOUP COMPANY, Seller

              Dated as of June 11, 1996







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                         TABLE OF CONTENTS

                                                                     Page
                                                                     ----


  1.    PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . .   1
        1.1.  Purchase and Sale of Assets. . . . . . . . . . . . . . .   1
        1.2.  Nonassignability . . . . . . . . . . . . . . . . . . . .   2
        1.3.  Excluded Assets. . . . . . . . . . . . . . . . . . . . .   3
        1.4.  Assumption of Liabilities. . . . . . . . . . . . . . . .   3
        1.5.  Retained Liabilities . . . . . . . . . . . . . . . . . .   4

  2.    PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .   5
        2.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . .   5
        2.2.  Payment of Estimated Purchase Price. . . . . . . . . . .   6
        2.3.  Calculation of Final Purchase Price. . . . . . . . . . .   7
        2.4.  Payment of Final Purchase Price. . . . . . . . . . . . .   7
        2.5.  Disclaimer of Warranties . . . . . . . . . . . . . . . .   8

  3.    REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . .   9
        3.1.  Binding Agreement  . . . . . . . . . . . . . . . . . . .   9
        3.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . .   9
        3.3.  Due Incorporation, Qualification . . . . . . . . . . . .   9
        3.4.  No Violation of Agreements . . . . . . . . . . . . . . .   9
        3.5.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  10
        3.6.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  10
        3.7.  Assets . . . . . . . . . . . . . . . . . . . . . . . . .  10
        3.8.  Inventories  . . . . . . . . . . . . . . . . . . . . . .  11
        3.9.  Certain Contracts  . . . . . . . . . . . . . . . . . . .  11
        3.10.      Permits . . . . . . . . . . . . . . . . . . . . . .  11
        3.11.      Compliance with Applicable Law  . . . . . . . . . .  12
        3.12.      Litigation  . . . . . . . . . . . . . . . . . . . .  12
        3.13.      Real Property . . . . . . . . . . . . . . . . . . .  12
        3.14.      Environmental Matters . . . . . . . . . . . . . . .  13
        3.15.      Labor Matters . . . . . . . . . . . . . . . . . . .  13
        3.16.      Trade Promotions  . . . . . . . . . . . . . . . . .  13
        3.17. Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  13
        3.18. Product Recalls; Market Research . . . . . . . . . . . .  14
        3.19. No Other Representations or Warranties . . . . . . . . .  14

  4.    REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . .  14
        4.1.  Legal Status . . . . . . . . . . . . . . . . . . . . . .  14
        4.2.  Binding Agreement. . . . . . . . . . . . . . . . . . . .  15



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        4.3. Authority. . . . . . . . . . . . . . . . . . . . . . . .  15
        4.4. No Violation of Agreements . . . . . . . . . . . . . . .  15
        4.5. Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  15
        4.6. SEC Disclosure . . . . . . . . . . . . . . . . . . . . .  16
        4.7. Projections. . . . . . . . . . . . . . . . . . . . . . .  16
        4.8. Financial Capacity . . . . . . . . . . . . . . . . . . .  16

  5.    PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . .  17
        5.1. Seller's Covenants . . . . . . . . . . . . . . . . . . .  17
        5.2. Publicity. . . . . . . . . . . . . . . . . . . . . . . .  19
        5.3. Cooperation. . . . . . . . . . . . . . . . . . . . . . .  19
        5.4. Bulk Transfer Law. . . . . . . . . . . . . . . . . . . .  19
        5.5. Employee Matters . . . . . . . . . . . . . . . . . . . .  19
        5.6. Related Agreements . . . . . . . . . . . . . . . . . . .  21
        5.7. Notification of Number of Employees Hired. . . . . . . .  21

  6.    POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . .  21
        6.1. Promotions; Receivables. . . . . . . . . . . . . . . . .  21
        6.2. Further Assurances . . . . . . . . . . . . . . . . . . .  22
        6.3. Noncompetition Covenants . . . . . . . . . . . . . . . .  22
        6.4. SEC Reports. . . . . . . . . . . . . . . . . . . . . . .  23
        6.5. Relocation of Pickle Packaging Facility. . . . . . . . .  23
        6.6. Adjustment of Certain Agreement Payments
                  and Ad Valorem and Property Taxes . . . . . . . . .  24
        6.7. Product Returns. . . . . . . . . . . . . . . . . . . . .  24
        6.8. Post-Closing Environmental Matters.. . . . . . . . . . .  25

  7.    CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE . . . . . . . . .  25
        7.1. Accuracy of Representations and Warranties;
             Performance by Seller. . . . . . . . . . . . . . . . . .  25
        7.2. Certified Resolutions. . . . . . . . . . . . . . . . . .  26
        7.3. Absence of Litigation. . . . . . . . . . . . . . . . . .  26
        7.4. Consents . . . . . . . . . . . . . . . . . . . . . . . .  26
        7.5. Sale of Loreto . . . . . . . . . . . . . . . . . . . . .  26
        7.6. Trademark License. . . . . . . . . . . . . . . . . . . .  26
        7.7. Transition Services Agreement. . . . . . . . . . . . . .  26
        7.8. Legal Opinion. . . . . . . . . . . . . . . . . . . . . .  27
        7.9. Waiver of Conditions . . . . . . . . . . . . . . . . . .  27


  8.    CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE  . . . . . . . .  27
        8.1. Accuracy of Representations and Warranties;
                  Performance by Buyer. . . . . . . . . . . . . . . .  27



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        8.2. Certified Resolutions. . . . . . . . . . . . . . . . . .  27
        8.3. Absence of Litigation. . . . . . . . . . . . . . . . . .  28
        8.4. Consents . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.5. Purchase of Loreto . . . . . . . . . . . . . . . . . . .  28
        8.6. Transition Services Agreement. . . . . . . . . . . . . .  28
        8.7. Legal Opinion. . . . . . . . . . . . . . . . . . . . . .  28
        8.8. Waiver of Conditions . . . . . . . . . . . . . . . . . .  28

  9.    THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .  29
        9.1. The Closing. . . . . . . . . . . . . . . . . . . . . . .  29
        9.2. Items to be Delivered at Closing by Seller . . . . . . .  29
        9.3. Items to be Delivered at Closing by Buyer. . . . . . . .  29

  10.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  30
        10.1.     Termination . . . . . . . . . . . . . . . . . . . .  30
        10.2.     Effect of Termination . . . . . . . . . . . . . . .  30

  11.   INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        11.1.     Indemnity by Seller . . . . . . . . . . . . . . . .  31
        11.2.     Indemnification by Buyer. . . . . . . . . . . . . .  32
        11.3.     Indemnification Procedures. . . . . . . . . . . . .  32
        11.4.     Survival of Representations and Warranties. . . . .  34

  12.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  35
        12.1.     Recovery of Litigation Costs. . . . . . . . . . . .  35
        12.2.     Entire Agreement; Modification; Waiver. . . . . . .  35
        12.3.     Counterparts. . . . . . . . . . . . . . . . . . . .  36
        12.4.     Assignment. . . . . . . . . . . . . . . . . . . . .  36
        12.5.     Fees and Expenses . . . . . . . . . . . . . . . . .  36
        12.6.     Notices . . . . . . . . . . . . . . . . . . . . . .  36
        12.7.     Governing Law . . . . . . . . . . . . . . . . . . .  38
        12.8.     Effect of Headings. . . . . . . . . . . . . . . . .  38



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                        List of Schedules
                        -----------------

        Schedule
        --------

        1.1(a)          Real Property
        1.1(d)          Grower Advances
        1.1(e)          Trademarks and Patents
        1.1(j)          Other Assets
        1.3             Excluded Assets
        1.4(f)          Other Promotions
        2.1(c)          Inventory Valuation
        2.2             Location of Inventory
        3.4             Consents Required Under Contracts
        3.7             Title; Liens
        3.8             Inventory Not Usable or Marketable in
                          the Ordinary Course of Business
        3.9             Certain Contracts
        3.10            Permits
        3.11            Compliance with Laws
        3.12            Litigation
        3.14            Environmental Matters
        3.16            Trade Promotions




                         List of Exhibits
                         ----------------

        Exhibit
        -------

        I               Payment Note
        II              Trademark License





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                 ASSET PURCHASE AND SALE AGREEMENT


     This Agreement is dated and effective as of June 11, 1996 between AMERICAN RICE, INC., a Texas corporation, whose address is 16825
Northchase Drive, Houston, Texas 77060 ("Buyer"), and CAMPBELL
SOUP COMPANY, a New Jersey corporation, whose address is Campbell
Place, Camden, New Jersey, 08103-1799. This Agreement is being executed simultaneously with the Share Sale Agreement (the "Loreto Agreement") dated and effective as of this date between Buyer and Seller (certain capitalized terms used in this Agreement are defined in Appendix A, which is incorporated into this Agreement by reference).

                            BACKGROUND

     Seller is engaged, directly or through subsidiaries, in the Business. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and conditions set forth herein, certain assets, and Buyer desires to assume certain specified liabilities, relating to the Business. As part of the consideration for this sale and purchase, Seller and Buyer also desire to enter into the Loreto Agreement, and certain other agreements and understandings as set forth herein.

     In consideration of the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, intending to be legally bound, agree as follows:


1.   PURCHASE AND SALE OF ASSETS

1.1. Purchase and Sale of Assets.

     On the Closing Date Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller's right, title and interest in the following assets, other than the Excluded Assets, that are used in the Business and are existing on the Closing Date (collectively the "Purchased Assets"):

     (a) all of the real property located in Visalia, Lindsay and Exeter, California, which is owned in fee by Seller and described on Schedule 1.1(a), together with the buildings, structures, fixtures and improvements thereon and all easements, rights and privileges appurtenant to such real property (the "Real Property"), and all other real property occupied by Seller exclusively with respect to the Business;





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     (b)  to the extent located at any of the Real Property, all of
          Seller's machinery, equipment, furniture, office equipment, supplies and other tangible personal property, including all maintenance supplies and repair tools and related parts (the "Fixed Assets");

     (c) all Inventory of the Business, whether or not reflected on the books and records of the Business, including Inventory in transit to Seller;

     (d)  all Grower Advances identified on Schedule 1.1(d);

     (e) all rights in and to the brand names "Early California," "El Senor" and "Enticing," the patents listed on Schedule 1.1(e) (together the "Trademarks") and the Secondary
          Trademarks listed on Schedule 1.1(e) on an "AS IS,
          WHERE IS" basis;

     (f) all customer and supplier lists and files and other books and records relating exclusively to the Business;

     (g) subject to Section 1.2, the Contracts and all rights of Seller thereunder;

     (h)  to the extent assignable by Seller, the Permits;

     (i)  the other assets, if any, described on Schedule 1.1(i);and

     (j) all intangibles associated with the Business as a going concern.


1.2. Nonassignability.

     If any Contract or Permit included in the Purchased Assets may not be transferred without the consent, approval or waiver of a third party (including, without limitation, a Governmental Entity) and such transfer or attempted transfer would constitute a breach thereof or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. Seller will use reasonable efforts, and Buyer will cooperate with Seller, to obtain such consents, approvals and waivers as are necessary to transfer such Contracts and Permits to Buyer; provided, however, that Seller will not be obligated to pay any consideration therefor or to incur any additional liability or obligation in connection therewith or to remain or become secondarily liable thereon. If such consents, approvals and waivers are not (for any reason) obtained by the Closing Date, Seller will cooperate in any reasonable arrangement requested by Buyer to provide Buyer with the benefits under such Contracts and Permits as if such Contracts and Permits had been assigned to Buyer, including enforcement for




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     the benefit of Buyer, at Buyer's expense, of any and all rights of
     Seller against any other party thereto.


1.3. Excluded Assets.

     Seller is not by this Agreement assigning to Buyer any assets, rights or properties not specifically described in Section 1.1 (including the other Schedules incorporated therein). Without limiting the foregoing, Seller shall retain all of its right, title and interest in and to, and the Purchased Assets shall not include any of, the following assets (collectively, the "Excluded Assets"):

     (a) cash and cash equivalents, such as bank deposits or money market accounts;

     (b) the pickle packaging production facility at the Visalia, California location of Seller, and all related inventory, supplies, equipment, machinery, tools, parts and other assets as described on Schedule 1.3 (the "Pickle Packaging Assets"), and all contracts, agreements, records, software and other intangible assets related to any of the Pickle Packaging Assets;

     (c) all accounts and notes receivable of Seller relating to the Business, including without limitation accounts receivable for any products shipped on or before the Closing but not yet invoiced;

     (d) Seller's Tax and accounting books and records, provided that Seller permits Buyer reasonable access to such books as provided in Section 5.1, and Seller's stock records and minute books;

     (e) all refunds of Taxes or claims for refund of Taxes of any kind relating to any period ending on or before the Closing Date;

     (f) any rights or benefits pursuant to any of Seller's insurance policies (intercompany, self-insurance or otherwise);

     (g) except as otherwise provided in this Agreement, all claims, causes of action and rights of action by Seller against third parties; and

     (h)  those assets listed on Schedule 1.3.




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1.4. Assumption of Liabilities.

     From and after the Closing Date, Buyer shall assume and pay, perform and fully satisfy when due, in accordance with the terms thereof, the following liabilities of Seller (the "Assumed
     Liabilities"):

     (a) all Liabilities under or with respect to the Contracts in accordance with the respective terms thereof;

     (b)  all Liabilities for Grower Payables existing on the Closing
          Date;

     (c) all Liabilities for Inventory ordered by Seller in the ordinary course of conduct of the Business before the Closing and delivered to Buyer after the Closing Date;

     (d) all Liabilities for Taxes imposed upon or relating to the Real Property or the Business which become due and payable after the Closing Date to the extent such amounts relate to the period after the Closing Date, and all Liabilities for one-half (50%) of all transfer Taxes as provided in Section 12.5;

     (e) all Liabilities for trade programs, price reduction programs, trade allowances and related programs of Seller offered to distributors or customers of the Business, whether written or oral, related to periods after the Closing Date, to the extent described on Schedule 3.16, ("Trade
          Promotions");

     (f) all Liabilities in respect of all coupons for products of the Business ("Coupons") which have not been presented to or paid by Seller on or before the Closing Date and all other consumer promotions, events, refunds and rebates ("Other Promotions") relating to sales of products of the Business after the Closing Date, to the extent described on Schedule 1.4(f);

     (g) all Liabilities in respect of product liability claims for products of the Business packed after the Closing Date and, solely to the extent such Liabilities arise out of Buyer's failure to properly maintain, store, deliver for sale or otherwise handle such products, all such Liabilities relating to such products packed on or before the Closing Date;and

     (h) subject to Section 6.7, all Liabilities for unsalable products of the Business which are returned or received by Seller or Buyer after the Closing Date.

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1.5. Retained Liabilities.

     Except as otherwise expressly provided herein, Buyer shall not assume any Liabilities other than the Assumed Liabilities and Seller shall retain and pay or discharge when due all of Seller's Liabilities with respect to the Business (collectively, "Retained Liabilities"), including, without limitation:

     (a) all Liabilities relating to the Excluded Assets (including without limitation any such arising pursuant to any collective bargaining or other agreement relating to employment matters);

     (b) all Liabilities that are not related to the Business or the Purchased Assets;

     (c) subject to Section 12.5, all Liabilities of Seller for Taxes, whether incurred, accrued or assessed before, on or after the Closing Date;

     (d) all Liabilities in respect of product liability claims for products of the Business packed on or before the Closing Date, other than to the extent such Liabilities arise out of Buyer's failure to properly maintain, store, deliver for sale or otherwise handle any such products;

     (e) all Liabilities for unsalable products of the Business to the extent provided in Section 6.7;

     (f) all Liabilities in respect of the implementation of the Remedial Action Plan referred to in Schedule 3.14, as provided in Section 11.1(b);

     (g) all Liabilities incurred in connection with the litigation listed in Section 3.12; and

     (h)  all Liabilities for possible deficiencies under Federal
          Marketing Orders relating to the 1995 and prior growing seasons.


2.   PURCHASE PRICE

2.1. Purchase Price.

     Subject to adjustment as provided below, the aggregate purchase price for the Purchased Assets (the "Purchase Price") shall equal the sum of the following:

     (a)  $10,800,000 for the Fixed Assets and Real Property; plus

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

     (b)  $400,000 for the intangibles of the Business; plus

     (c)  the net of:

         (i)  the number of cases of packaged and labelled
              Inventory included in the Purchased Assets as of the close of business on the Closing Date multiplied by the rate for each SKU and location of such Inventory as set forth on Schedule 2.1(c)(i); plus

        (ii) the number of cases of packaged but unlabelled Inventory included in the Purchased Assets as of the close of business on the Closing Date multiplied by the rate for each SKU of such Inventory as set forth on Schedule 2.1(c)(ii); plus

        (iii) the quantities of raw produce Inventory stored at the Real Property as of the close of business on the Closing Date multiplied by the rate for each category of such Inventory as set forth on Schedule 2.1(c)(iii), plus

        (iv) the book value of all other Inventory included in the Purchased Assets, calculated on a basis consistent with Schedule 2.1(c)(iv)(A), including without limitation all empty cases, containers and cans and labels, except that only those quantity of labels as identified in Schedule 2.1(c)(iv)(B) will be included in this calculation, less

         (v) the amount, if any, by which $4,339,000 exceeds the number of cases of Inventory included in calculating the Purchase Price pursuant to Sections 2.1(c)(i) and 2.1(c)(ii) multiplied by $2.60;

     plus

     (d)  Grower Advances identified on Schedule 1.1(d) and less

     (e) the amount of payables for expenses incurred by and at any of the Real Properties, including any Grower Payables, through the close of business on the Closing Date.


2.2. Payment of Estimated Purchase Price.

     (a) On the business day prior to the Closing Date, Seller shall calculate, based on its internal records, an estimate of the Purchase Price using for this purpose:

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          (i)  the Inventory levels as of the end of the week prior
               to the Closing Date in accordance with Section
               2.1(c), reduced by estimated sales through the Closing Date and

          (ii) its good faith estimate of the amounts of Grower Advances and payables pursuant to 2.1(d) and 2.1(e) as of the close of business on the Closing Date.

          Seller shall notify Buyer of such estimate, identifying categories of Inventory by location. Seller shall thereupon calculate, based upon such estimated quantity, the amount payable by Buyer pursuant to Section 2.1. Following the Closing, the Purchase Price shall be conclusively determined as provided in Section 2.3 and a post-closing payment shall be made as required by Section 2.4.

     (b) At Closing, Buyer shall pay to Seller the estimated Purchase Price calculated pursuant to Section 2.2(a), by delivery of its promissory note, substantially in the form of Exhibit I hereto (the "Payment Note"), in an amount equal to 25.0% of the estimated value of the packaged and labelled Inventory of the Green Olive Business pursuant to Section 2.2(a), and shall pay the balance by wire transfer of immediately available funds. The principal amount of the Payment Note shall be paid in 36 equal monthly installments, and shall bear interest on the principal amount thereof from the Closing Date, payable at the same time, at an annual rate equal to one percentage point in excess of the Prime Rate (as published in the Wall Street Journal). The terms of the Payment Note, including provisions permitting the acceleration, under certain circumstances, of amounts due thereunder, are incorporated by reference into this Agreement.


2.3. Calculation of Final Purchase Price.

     (a) Seller shall take a complete physical inventory of the Inventory to be included in the Purchased Assets as of the weekend before the Closing Date and based on such inventory shall calculate the value of the Inventory in accordance with Section 2.1(d). Buyer shall have the right to send representatives to observe the taking of such inventory. Buyer shall determine the actual amounts of Grower Advances and Grower Payables as of the close of business on the Closing Date pursuant to 2.1(d) and 2.1(e) above and as soon as practicable following Closing (and in any event within 15 days thereafter) shall submit these amounts to Seller along with all supporting documentation. Seller shall determine the final Purchase Price based on the foregoing information in accordance with Section 2.1 and submit its calculation of the final Purchase Price to the
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

          Buyer within 30 days of receiving from Buyer the actual amounts for Grower Advances and payables.

     (b) If for any reason Buyer and Seller do not agree on the amount of the final Purchase Price within 60 days after the Closing Date, then such calculation and any disputed matter may be submitted by either party to and determined by a national accounting firm or other person reasonably acceptable to the other party (the "Arbitrator"). The Arbitrator shall use reasonable efforts to resolve the dispute within 30 days of the date after being engaged and its fees and expenses incurred in resolving the disputed matters shall be equitably apportioned by the Arbitrator based upon the extent that it determines that Buyer on the one hand, or Seller, on the other hand, is the prevailing party in the resolution of all disputed matters. The final
          Purchase Price, shall, after resolution of any disputes pursuant to this Section 2.3(b), be final, binding and conclusive on all parties to this Agreement.


2.4. Payment of Final Purchase Price

     (a) Within 10 days after the conclusive determination of the final Purchase Price by agreement or arbitration pursuant to Section 2.3, Seller or Buyer, as appropriate, shall make a payment to the other party hereto, in an amount such that immediately following such payment the Seller shall have received from Buyer, pursuant to Section 2.2 and this
          Section 2.4, an amount exactly equal to the final Purchase Price, and no more and no less. Notwithstanding the foregoing, to the extent any difference between the final Purchase Price and amount paid at Closing pursuant to
          Section 2.2 results from any difference in the value of packaged and labelled Inventory of the Green Olive
          Business (as calculated pursuant to Section 2.2 and Section 2.3), the amount of such difference shall be paid, if by Seller, 75.0% by wire transfer and 25% by reduction (to be effective as of the Closing Date) of the principal amount of the Payment Note, and if by Buyer, 75.0% by wire transfer and 25.0% by delivery of a second Payment Note in such amount (dated and effective as of the Closing Date). The balance of any difference shall be paid as provided above.

     (b) The consideration paid by Buyer to Seller for the various assets and rights acquired hereunder shall be allocated on a reasonable basis to be agreed to by the parties. Buyer and Seller shall file all Tax returns consistently with such allocation. Within 90 days following the Closing, Buyer shall prepare and submit to Seller Internal Revenue Form 8594 (relating to purchase price allocation), prepared in accordance with such allocation.

2.5. Disclaimer of Warranties.

     EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS
     AND WARRANTIES IN THIS AGREEMENT, SELLER IS SELLING THE PURCHASED
     ASSETS (AND THE BUSINESS AND ASSETS REPRESENTED THEREBY) ON AN "AS
     IS, WHERE IS" BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO IMPLIED REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO OTHER IMPLIED WARRANTIES WHATSOEVER.
     Buyer acknowledges that neither Seller nor any of its representatives nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, forecasts or other forward looking information, summaries or schedules previously made available by Seller or its representatives to Buyer or any other information which is not included in this Agreement or the Disclosure Schedule, and neither Seller nor any of its representatives nor any other person will have or be subject to any liability to Buyer or any other person resulting from the distribution of any such information to, or use of any such information by, Buyer or any of its agents, consultants, accountants, counsel or other representatives.


3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as disclosed in the Disclosure Schedule previously delivered to Buyer (the "Disclosure Schedule") or otherwise specifically provided herein, Seller represents and warrants to Buyer that:


3.1. Binding Agreement.

     This Agreement and all Related Agreements executed by Seller are legally binding on Seller and enforceable against Seller in accordance with their respective terms.


3.2. Authority.

     Seller has full corporate power, authority and legal right to enter into and perform its obligations under this Agreement and the Related Agreements. The execution and delivery of this Agreement and the Related Agreements and the performance by Seller of their respective terms have been duly authorized by all necessary corporate action.

3.3. Due Incorporation, Qualification.

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is qualified to do business in the jurisdictions in which its conduct of the Business legally requires such qualification, except jurisdictions in which the failure to be so qualified does not have a Material
     Adverse Effect. Seller has the full corporate power, authority and legal right to own its properties and assets included in the Business and to conduct the Business as presently conducted.


3.4. No Violation of Agreements.

     Except as disclosed on Schedule 3.4 or Schedule 3.9, neither the execution and delivery of this Agreement nor compliance by Seller with its terms and provisions will trigger an event of default or acceleration under or violate, or require the consent or approval of any person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Seller; (b) any provision of any Contract; or (c) any law, statute, Permit or regulation or, insofar as is known to Seller, any injunction, order or decree of any Governmental Entity or court to which Seller is subject except where, in all cases, such a violation or failure to obtain consent would not have a Material Adverse Effect.


3.5. Subsidiaries.

     Other than the shares of Loreto and the Sadrym Shares, the Business does not include, directly or indirectly, any equity interest or investment in any corporation, partnership, business, trust, or other person or any contract or agreement to acquire such an interest or make such an investment. The Shareholder Agreement dated January 30, 1985 (the "Sadrym Shareholder Agreement") constitutes the only written agreement setting forth the shareholders' rights relating to Sadrym.


3.6. Taxes.

     Seller has duly filed or caused to be filed all Tax reports and returns required to be filed by it that relate to the Business or the Purchased Assets, and has duly paid or caused to be duly paid all Taxes shown on such returns to be due to federal, state, local or foreign taxing authorities, except those being contested in good faith or for which adequate reserves have been taken. There are no pending claims asserted for Taxes upon the Purchased Assets.

3.7. Assets.

     Except as disclosed on Schedule 3.7 or on another schedule hereto, Seller has (except for assets acquired between the date of this Agreement and the Closing Date) and on the Closing Date
     (immediately before the Closing) will have, good and marketable title to all of the Purchased Assets (other than the Real Property, as to which representations are made in Section 3.13), free and clear of all liens and encumbrances, and at the Closing Buyer will acquire good and marketable title to the Purchased Assets (other than the Real Property, as to which representations are made in
     Section 3.13) free and clear of any liens or encumbrances.  The
     Fixed Assets, Real Property and Inventories constitute substantially all of the tangible assets used by Seller in the production operations of the Business. The Sadrym Shares constitute 51% of the outstanding shares of common stock of Sadrym. There are no agreements restricting Seller's right to convey to Buyer the Purchased Assets (excluding the Permits, as to which no representation or warranty is made), other than as disclosed on
     Schedule 3.4 or Schedule 3.9. To the best of Seller's knowledge, none of the products sold by Seller with respect to the Business and none of the Trademarks included in the Purchased Assets which are currently registered with the United States Patent and Trademark Office infringe or have been alleged to infringe any trademark or other proprietary right of any person. Except as set forth on Schedule 1.1(e), to the best of Seller's knowledge, Buyer's rights to use the Trademarks will not be limited or affected by reason of any of the transactions contemplated hereby. Seller is making no representation or warranty as to any of the Secondary Trademarks, including (without limitation) any such respecting their validity, enforceability, ownership, or absence of infringement. On the Closing Date, the Fixed Assets included in the Purchased Assets will in the aggregate be in operating condition, subject to normal wear and tear.


3.8. Inventories.

     Except as described on Schedule 3.8, the Inventories included in the Purchased Assets, including work-in-process, are usable or marketable in the ordinary course of business. Since January 28, 1996, the Inventories have been replenished in a normal and customary manner consistent with past practice of the Business and prudent practice prevailing in the olive business for inventory of the type included in the Inventories, except that Seller has, in accordance with its business plans, been significantly reducing such inventory levels. Schedule 2.2 sets forth each facility and warehouse in the United States in which Inventory is located.

3.9. Certain Contracts.

     Schedule 3.9 identifies the Contracts, (other than Contracts that do not require payment of more than $50,000 for any one Contract and Contracts that are otherwise not material). Seller has performed in all material respects all obligations required to be performed by it under each of the material Contracts and, to the best of Seller's knowledge, no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by Seller or by any other party thereto. Subject to Section 1.2, upon consummation of the Closing, all of Seller's right in and to those Contracts which are evidenced by a writing shall be transferred to Buyer, free and clear of all restrictions, pledges, liens or other claims or encumbrances of any nature except as set forth in the written documentation thereof, copies of which have been made available to Buyer.


3.10.     Permits.

     Seller possesses (or has made timely application for) all Permits and other governmental approvals necessary to enable it to carry on the Business as currently conducted, including without limitation those listed on Schedule 3.10, and the employees and agents, if any, of Seller also have all such Permits and other governmental approvals as are required of them in carrying out their duties on behalf of the Business, except where the lack of such Permit or other approval would not have a Material Adverse Effect. Each such Permit and other governmental approval is in full force and effect, there has been no default or breach thereunder in any material respect, and there is no pending or, to the best knowledge of Seller, threatened proceeding under which any Permit may be revoked, terminated or suspended. To the best of Seller's knowledge, none of the Permits are assignable by Seller.


3.11.     Compliance with Applicable Law.

     Except as disclosed on Schedule 3.11 or Schedule 3.12, Seller has not received any notice that it is, in the conduct of the Business, in substantial noncompliance with any law, statute, ordinance, permit or regulation, the enforcement of which would have a Material
     Adverse Effect.

3.12.     Litigation.

     Except as disclosed on Schedule 3.12, there is no legal action or governmental proceeding or investigation, domestic or foreign, pending or, to the best of Seller's knowledge, threatened against Seller with respect to the Business which, if adversely determined against Seller, would have a Material Adverse Effect; and there are no judicial or governmental orders or decrees issued against Seller materially affecting the conduct of the Business or the Real Property.


3.13.     Real Property.

     Seller has, and on the Closing Date will convey to Buyer, good and marketable title in fee simple to the Real Property and owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements included in the Purchased Assets, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance; except for:

     (a) liens for taxes, assessments and other charges which may be paid without penalty or which are being contested by appropriate proceedings,

     (b) such utility and municipal easements and restrictions, if any, as do not detract in any material respect from the value or marketability of the property subject thereto,
     (c) as set forth in such leases and other agreements (copies of which have been made available to Buyer) and

     (d) all restrictions, effective mortgages, deeds of trust, pledges, liens, security interests or other encumbrances which have been or would be disclosed by a title insurance policy covering the Real Property.

     All of the buildings and structures included in the Real Property are structurally sound. The Real Property constitutes all of the United States real property used in the production operations of the Business. No condemnation proceeding is pending or, to the knowledge of Seller, threatened with respect to the Real Property which would interfere in any material respect with the Business.

3.14.     Environmental Matters.

     To the best of Seller's knowledge, except as set forth in Schedule
     3.14:

     (a) the Real Property has been maintained by Seller and the Business has been conducted by Seller in material compliance with all Environmental Laws,

     (b) Seller has not received written notice of any pending or threatened action, claim or proceeding under Environmental Laws arising out of the condition of the Real Property or the conduct of the Business, and

     (c) Seller has obtained all applicable environmental permits and authorizations necessary to the operation of the Business.


3.15.     Labor Matters.

     There are no pending grievances, arbitration proceedings, unfair labor practice charges or other similar controversies between Seller and any employees involved in the Business or the Teamsters Union which could reasonably be expected to have a Material Adverse Effect; provided that Seller does not make any representation concerning the possible effects of the contemplated negotiation of additional terms and conditions of employment or of the employee furlough currently in effect. Seller acknowledges that Buyer is not assuming any of Seller's contracts or commitments with respect to any of Seller's employees.


3.16.     Trade Promotions.

     Schedule 3.16 and Schedule 1.4(f) identify, as of the date hereof, all material Trade Promotions and Other Promotions to which Seller has committed in writing.


3.17.     Brokers.

     Seller has not employed any broker, finder, or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated by this Agreement.


3.18.     Product Recalls; Market Research.

     (a) There have been no voluntary or involuntary product recalls with respect to the products of the Business during the last three years. To the knowledge of the Seller's senior management, there have been no incidents of product tampering or threatened incidents of product tampering during the last three years.

     (b) Seller has made available to the Buyer all market research studies relating to consumer preference for and brand identity of Seller's and its competitors' products included in the Business, which were conducted by or on behalf of Seller since August 1, 1994.


3.19.     No Other Representations or Warranties.

     Except for the representations and warranties contained in this
     Section 3, as modified by the several disclosure Schedules referred to herein, and in the Loreto Agreement neither Seller nor any other person or entity makes any other express or implied representation or warranty on behalf of Seller, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its or the Business' respective officers, directors, employees, agents or representatives or any other person, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other person of any documentation or other information by Seller or any of its or the Business' respective officers, directors, employees, agents or representatives or any other person with respect to any one or more of the foregoing.


4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:


4.1. Legal Status.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power, authority and legal right to own its properties and assets and to conduct its business as presently conducted. The copies of the certificate of incorporation and by-laws of Buyer which have been delivered to Seller are complete and correct.

4.2. Binding Agreement.

     This Agreement and all Related Agreements executed by Buyer are legally binding on Buyer and enforceable against Buyer in accordance with their terms.


4.3. Authority.

     Buyer has full corporate power, authority and legal right to enter into and perform its obligations under this Agreement and the Related Agreements and, except for filings required by the HSR
     Act or by federal securities laws, no registration with, consent or approval of, notice to, or any action by, any person is necessary in connection with Buyer's execution, delivery and performance of this Agreement or the Related Agreements, other than as may be required to obtain the Permits. Buyer is not required to obtain the consent of the holders of its mortgage notes issued pursuant to the ARI Indenture to the transactions contemplated hereby. The execution and delivery of this Agreement and the Related
     Agreements and the performance by Buyer of their respective terms have been duly authorized by all necessary corporate action.


4.4. No Violation of Agreements.

     Neither the execution and delivery of this Agreement nor compliance by Buyer with its terms and provisions will trigger an event of default or acceleration under or violate (a) any provision of the certificate of incorporation or bylaws of Buyer; (b) any contract, license, franchise or permit to which Buyer is a party or by which it is bound; or (c) any law, statute or regulation or, insofar as is known to Buyer, any injunction, order or decree of any Governmental Entity or courts to which Buyer is subject except where, in all cases, such a violation would not prohibit or materially impair Buyer's ability to perform its obligations under this Agreement or any Related Agreement.


4.5. Brokers.

     Neither Buyer nor any of Buyer's officers, directors, or employees has employed any broker, finder, or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated by this Agreement.

4.6. SEC Disclosure.

     All SEC Reports filed by Buyer with the Securities and Exchange Commission since January 1, 1994 complied when filed in all material respects with the applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the Securities and Exchange Commission promulgated thereunder and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein when necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.


4.7. Projections.

     In connection with the Buyer's investigation of the Business, Buyer may have received from Seller or its representatives or advisors certain projections and other forecasts including volume forecasts. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts, and that Buyer will have no claim against Seller with respect thereto. Accordingly Buyer further acknowledges that neither
     Seller nor its representatives or advisors make any representation or warranty with respect to such projections and other forecasts, if any.


4.8. Financial Capacity.

     Buyer has provided to Seller true and complete copies of the commitment letters for the financing (the "Financing") contemplated by Buyer to finance the acquisition of the Purchased Assets hereunder and the operation of the Business following the Closing (the "Financing Commitments"). The Financing
     Commitments have been accepted by Buyer and are in full force and effect. As of the date hereof, Buyer is not aware of any fact or circumstance (including, without limitation, the negotiation of definitive agreements, including inter-creditor agreements) which could reasonably be expected to prevent Buyer from obtaining financing which is sufficient to consummate the transactions contemplated by this Agreement and the Loreto Agreement and to operate the Business following the Closing.

5.   PRE-CLOSING COVENANTS

5.1. Seller's Covenants.

Seller covenants as follows:

     (a) Buyer's Access. Buyer and its representatives shall, before the Closing, have reasonable access (subject, among other things, to reasonable restrictions designed to comply with applicable antitrust and related laws and regulations) during normal business hours and upon reasonable advance notice to Seller, to such management or other employees of Seller as Buyer may reasonably request, and to the Purchased Assets, business and books and records of the Business, and Seller will furnish Buyer (subject to reasonable restrictions) with such financial and operating data and other information relating to the Business and the Purchased Assets as Buyer shall from time to time reasonably request for the purpose of verifying the representations and warranties of Seller hereunder and in order for Buyer to be able to prepare and timely file such unaudited and audited financial information relating to the Business as Buyer is required to file under the federal securities laws. In connection with its preparation of any such financial information, in order to minimize Buyer's need for direct access, Buyer shall, at its own expense, use the services of the Philadelphia office of Price Waterhouse LLP to the fullest extent possible in conducting such audit, provided that Buyer's regular audit partner based at Houston, Texas may have ultimate responsibility for such audit and issue the final report thereon. Buyer acknowledges that certain of the information which has been or may be made available to it is proprietary and includes confidential information. Buyer shall hold all such information in confidence and shall not disclose it to any person before the Closing (and, to the extent it relates to Seller or any of Seller's operations other than the Business, after the Closing) without the prior written approval of Seller. The foregoing restriction shall not apply to any information which is or becomes publicly known other than by breach of this provision or which is lawfully obtained from a third party, or to any disclosure required by law.
          If the transactions contemplated hereby are not consummated, Buyer shall return to Seller (without retaining any copies thereof) all documents, work papers and any other material obtained by Buyer or on its behalf from Seller, the Business or their respective agents, and all copies, summaries and extracts thereof, and shall at all times thereafter maintain the confidentiality of and shall not use for any purpose any and all confidential information obtained regarding Seller, the Purchased Assets or the Business. In any event, all information provided or obtained pursuant to this Section 5.1(a) shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement between Buyer and Seller which agreement shall remain in full force and effect following execution of this Agreement and consummation of the transactions contemplated hereby.

     (b) Conduct of the Business. Except as Seller otherwise communicates to Buyer in writing, Seller shall prior to Closing conduct the Business in the ordinary course and shall not make or institute any material purchase, sale, lease or operation for the Business other than in the ordinary course of business consistent with past practice, without the prior written consent of Buyer.

     (c) Further Covenants. From the date hereof and until the Closing, Seller shall:

          (i) not subject any of the Purchased Assets to any lien, other than the liens disclosed in the Disclosure Schedule, or sell or transfer any substantial portion of the Purchased Assets, other than Inventory sold or used, and supplies used, in the ordinary course of business;

          (ii) maintain the Business' books and records in accordance with good business practices and on a basis consistent with prior practice and the provisions herein; and

          (iii) comply with respect to the Business in all material respects with all material laws, rules, regulations, writs, statutes, ordinances, judgments, injunctions, decrees, determinations, awards, and other orders of every court and Governmental Entity applicable to the Business, or to the conduct of the Business, and shall perform, and cause the Business to perform, its obligations pursuant to the Contracts without default in any material respect; other than matters contested in good faith, the noncompliance with which, individually or in the aggregate, do not and will not have a Material Adverse Effect.

          (iv) use reasonable efforts to preserve the Business, and the business relationships and goodwill related thereto, (provided that no covenant is made as to any matter relating to employees of the Business);

          (v) continue to maintain the insurance relating to the Business, subject to variations in amounts required by the ordinary operations of the Business, and to pay all premiums thereon when due;

          (vi) confer with Buyer concerning operational matters of a material nature affecting the Business, and report periodically to Buyer concerning the status of the Business; and

          (vii) not issue any new coupon, trade allowance or other similar promotional programs pertaining to the Business without Buyer's written approval, except as described on Schedule 3.16 or Schedule 1.4(f).


5.2. Publicity.

     Neither party to this Agreement shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party to this Agreement, except as may be required by law or as required by any stock exchange on which the shares of Seller's or Buyer's stock are listed, in which event the parties shall consult to the extent possible on the timing, form and content of any such release or announcement.


5.3. Cooperation.

     Each of Buyer and Seller shall cooperate with the other in the performance of all obligations under this Agreement and shall use reasonable efforts in good faith to fulfill its obligations under this Agreement and to satisfy or cause to be satisfied, at or before the Closing, the conditions to each party's performance under this Agreement insofar as such conditions are within the control of such party, including promptly making all filings required by the HSR
     Act and seeking any other consents and approvals of any Governmental Entity required to be obtained by either of them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Sections 7 and 8. Buyer and Seller each shall advise the other party promptly if such party determines that any condition precedent to its obligations hereunder may not be satisfied in a timely manner. In addition, Buyer hereby agrees, and agrees to cause its representatives, to take no action outside the ordinary course of business reasonably likely to have a Material Adverse Effect.


5.4. Bulk Transfer Law.

     Seller and Buyer hereby waive compliance with the California bulk transfer law and the bulk transfer law of any other jurisdiction in which Purchased Assets are located, with respect to the purchase of the Purchased Assets.

5.5. Employee Matters.

     (a) Employees. Seller shall, as of the close of business on the Closing Date, terminate all employees of the Business other than any such employed in connection with the operation or relocation of the Pickle Packaging Assets. As soon as practicable following the date hereof, Buyer shall solicit applications for employment both from such employees of Seller and from the general public. Buyer shall interview any such employee who applies for employment with Buyer and give due consideration to such employee's experience and skill, but Buyer shall not be obligated following Closing to employ any of Seller's employees.

     (b) Benefit Plans. As of the Closing Date all employees formerly employed by the Business will cease participation in the Seller's Campbell's Soups Savings and 401(k) Plan
          (the "Campbell Savings Plan"), the Long-Term Incentive
          Plan, the Management Worldwide Incentive Plan and all other employee benefit plans of Seller and Seller will retain all obligations and liabilities to employees under such plans. Account balances in the Campbell Savings Plan of participating employees of the Business will be fully vested and distributed to such employees as soon as practicable after the Closing Date in accordance with the terms of the Campbell Savings Plan, subject to applicable laws and regulations. Coverage of any employees of the Business under the Campbell Business Travel Accident Insurance
          Plan will cease as of the Closing Date.

     (c) No Retirement Benefits. As of the date hereof, certain employees of the Business are eligible to participate in the Campbell Soup Retirement and Pension Plan for Salaried Employees and Campbell Soup Retirement and Pension
          Plan for Hourly-Paid Employees Not Covered By Collective Bargaining Agreements (collectively "Pension Plan"). Such employees who, immediately prior to the date hereof are participating in the Pension Plan, will become fully vested in their accrued benefits as of the Closing Date under the Pension Plan in effect at that time ("Vested Benefit"). The Vested Benefit payable to the employee will be determined in accordance with the terms of such Plan, as in effect as of the Closing. No additional benefits will be accrued on behalf of such employees under the Pension Plan for any period beginning on or after the Closing Date. Such employees will receive their Vested Benefits from Seller at the time they satisfy the age and other requirements (other than any vesting requirements) as provided under the terms of the Pension Plan in effect on the Closing.

     (d) Other Benefit Plans. Buyer shall not assume any liability in respect of any item which, in the absence of a sale, would be covered by Seller's insurance policies or Seller's self-insurance programs (including, but not limited to, group life, workmen's compensation, accident, disability, medical, vision, dental and similar insurance for the benefit of employees and their eligible dependents) in existence immediately preceding the Closing insofar as they relate to illnesses commencing or injuries or other events occurring through the Closing Date (irrespective of whether the covered services are provided prior to, on, or after the Closing Date) including, but not limited to, retirements or other terminations of employment prior to the Closing Date which give rise to benefits, including post-retirement benefits under any such policy or program.

     (e) No Third Party Beneficiaries. Notwithstanding anything to the contrary herein contained, no employee or former employee of the Business will be construed as a third party beneficiary under or pursuant to this Agreement and this Agreement may hereafter be amended at any time upon the mutual written agreement of Seller and Buyer.


5.6. Related Agreements.

     (a) Buyer and Seller shall negotiate in good faith to enter into a Transition Services Agreement reasonably acceptable to the parties (the "Transition Services Agreement") as soon as practicable after the date hereof, which shall provide for Seller to provide specified transition services to Buyer.

     (b) Buyer and Seller's subsidiary, Vlasic Foods, Inc., shall execute a Trademark License (the "Trademark License") at or before Closing upon the terms set forth on Exhibit II.


5.7. Notification of Number of Employees Hired.

     Buyer shall, to the extent known, notify Seller in writing at least seven days prior to Closing (or as soon as practicable thereafter) of the name of each current employee of the Business to whom Buyer intends to make an offer to employ in the Business following Closing.


6.   POST-CLOSING COVENANTS

6.1. Promotions; Receivables.

     Seller shall be entitled to collect and retain all trade accounts receivable related to the Business and arising or accrued on or before the Closing Date, provided that to the extent a customer takes a deduction for any amount with respect to an Assumed Liability, Buyer shall promptly reimburse Seller for the amount of any such deduction. To the extent that a customer takes a deduction from an account receivable of Buyer arising or accrued after the Closing Date with respect to an account receivable of Seller arising or accrued on or before the Closing Date, Seller shall promptly reimburse Buyer for the amount of any such deduction.
     Seller and Buyer shall cooperate in good faith in order to ensure that Seller receives payment of all accounts receivable related to the Business with respect to products shipped before the Closing
     Date and that Buyer receives payment of all accounts receivable of the Business arising or accrued after the Closing Date with respect to products shipped after the Closing Date. If either Buyer or Seller receives payment of any accounts receivable owned by the other party, or Seller or Buyer becomes entitled to reimbursement by the other party, Buyer or Seller, as appropriate, shall promptly (within ten (10) business days) remit the proceeds to the other party. Seller may direct all trade debtors to make payment on any such accounts receivable outstanding as of the close of business on the day immediately preceding the Closing to Seller's specified address and/or account.


6.2. Further Assurances.

     From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Seller shall execute and deliver such further instruments of assignment, conveyance and transfer and take such other actions as Buyer may reasonably request to convey and transfer more effectively to Buyer any of the Purchased Assets. Buyer shall, after the Closing, from time to time, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller.


6.3. Noncompetition Covenants.

     (a) For and in consideration of Buyer's purchasing the Purchased Assets, during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, neither Seller nor any subsidiary of Seller shall engage in any Competitive Activity. For purposes of this Agreement, "Competitive Activity" shall mean participation, without the written consent of Buyer, in the management in the United States of any business operation or any enterprise if such operation (a "Competitive Operation") engages in the sale in the United States of green and/or ripe olives amounting to five percent (5%) of the Business 1995 gross revenues. "Competitive Activity" shall not include:

          (i) the ownership of less than 10% of the equity securities in any enterprise or

          (ii) participation in the management of any enterprise or any business operation thereof not owned by Seller, other than in connection with a Competitive Opera-tion of such enterprise.

          The covenants of Seller set forth above shall not restrict Seller, its subsidiaries or corporate affiliates from disposing of any Inventory described on Schedule 1.3 or from acquiring in any manner, and subsequently operating and managing, any business, organization, company, or other person which, directly or indirectly, manufactures, sells or distributes any green olive or ripe olive products, so long as the manufacture, sale, distribution and marketing of green olive products or ripe olive products in the United States is not a substantial part of the entity acquired.

     (b) It is not the intention of the parties to this Agreement that any provision herein shall be interpreted or enforced in such a manner as shall constitute a violation of section 16601 of the California Business and Professions Code. It is the intention of the parties to this Agreement that the noncompetition covenants contained in this Section 6.3 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of said covenants. To this end, the parties to this Agreement agree that the covenants herein shall be construed to extend in time and territory and with respect to degree of participation only so far as they may be enforced in such jurisdiction, and that the covenants herein are to that end hereby declared divisible and severable. It being the purpose of this Agreement to govern competition by Seller and any subsidiary of Seller in each state of the United States, said noncompetition covenants shall be governed by and construed according to that law, of all the jurisdictions in which competition in breach of this Agreement is alleged to have occurred or to be threatened, which best gives them effect.

     (c) Buyer and Seller agree that in the event of breach of any of the noncompetition covenants of this Agreement, the damage or imminent damage to the value and the goodwill of the Business shall be inestimable and that therefore any remedy at law or in damages shall be inadequate.
          Accordingly, the parties agree that following at least 30 days prior written notice to Seller and a reasonable opportunity to cure, Buyer shall, in addition to damages actually incurred by reason of any such breach (subject, in all events, to Section 12.1), be entitled to injunctive relief against Seller or any subsidiary of Seller upon Buyer's proof that Seller has breached the provisions of this Section 6.3.


6.4. SEC Reports.

     For so long as the Payment Note is outstanding, Buyer shall promptly deliver to Seller each SEC Report filed with or provided by it to the SEC, which delivery shall constitute a representation and warranty as to such SEC Report to the effect of the representation and warranty set forth in Section 4.6.


6.5. Relocation of Pickle Packaging Facility.

     Seller shall, as soon as reasonably practicable following the Closing, but in any event by August 1, 1996, cease operating the Pickle Packaging Assets and sever any of Seller's hourly employees employed in such operation. As soon as practicable (but in any event within 90 days) thereafter at its expense cause the Pickle Packaging Assets to be removed from the Real Property. Buyer shall, prior to the removal of the Pickle Packaging Assets, give Seller full access to the Real Property to operate and thereafter remove such assets and Buyer and Seller shall cooperate in planning and accomplishing such operation and removal so as to minimize its expense and disruption to Buyer; provided that Buyer shall not be required to take any action which is reasonably likely to cause labor unrest. Buyer and Seller shall negotiate in good faith to agree upon a reasonable lease agreement as consideration for Buyer's covenants contained in this Section 6.5.


6.6. Adjustment of Certain Agreement Payments and Ad Valorem and
     Property Taxes.

     (a) If, on or before the Closing Date Seller makes any payment required by the Agreement or with respect to the Purchased Assets or the Business, in each case for a period which extends beyond the Closing, Buyer shall reimburse Seller by making payments to Seller at the Closing in an amount calculated by multiplying (x) the amounts paid by Seller referred to above for the applicable payment period by (y) a fraction, the numerator of which shall equal the number of days during such period commencing on the Closing and terminating on the last day of such period, and the denominator of which shall be the aggregate number of days in such period.

     (b) If the charges with respect to any period before the Closing referred to in subsection (a) above either (x) have not been billed or, if billed, have not been paid as of the Closing or
          (y) have been billed and paid on account of a period before the Closing and a portion thereof is refunded to Buyer following the Closing, then the obligation to make such payment and/or such refund shall be apportioned between the parties to this Agreement on the preceding basis when determined. Buyer and Seller shall promptly pay, or cause to be paid, when due, their respective portions thereof.
          Each party shall promptly deliver to the other any amounts received by it to which such other party is entitled.

     (c) Seller shall pay and indemnify and hold Buyer harmless with respect to all ad valorem and personal property and other Taxes assessed with respect to the Business or the Purchased Assets for all applicable periods ending before the Closing and Buyer shall pay and indemnify and hold Seller harmless with respect to all such Taxes assessed for all applicable periods beginning on or subsequent to the Closing. All such Taxes assessed for any applicable period beginning before the Closing Date and extending through or beyond such date shall be allocated and adjusted as follows:
          Seller shall pay that portion of such Taxes due with respect to such period through the day preceding the Closing and Buyer shall pay the balance thereof.


6.7. Product Returns.

     Subject to Section 8(2) of the License Agreement (providing for product recalls), Seller shall, for 180 days after the Closing Date, at its expense accept for return any products returned to it which constitute packaged and labelled Inventory shipped by Seller prior to the Closing Date (or, in lieu of such return, destroyed, in which case Seller shall provide appropriate credit), because such products are damaged or spoiled or have been marked with a "Sell By" or similar freshness date which is prior to the date of such return (or destruction), or if such products are returned for a reason which has been determined to constitute a breach of Seller's representations and warranties under this Agreement; provided that, unless otherwise agreed by Seller, Seller shall not be obligated to incur any expense with respect to any product returns or credits in excess of the aggregate amount incurred by Seller with respect to such product returns and credits during the twelve months completed prior to the Closing Date; and further provided that in the case of destroyed products, Seller's obligations under this
     Section 6.7 shall be conditioned upon its receipt of evidence satisfactory to it of such damage, spoilage, post-sale date or non-compliance with Seller's representations and warranties, as appropriate. Seller shall, at Buyer's expense, deliver any such returned products to Buyer (or at Buyer's request, destroy or otherwise dispose of such products). Seller shall not have any other obligation to accept any product returns.


6.8. Post-Closing Environmental Matters.

     Seller shall diligently complete the remediation as provided in the Remedial Action Plan (the "Remedial Action Plan") approved by the Tulare County Department of Health Service ("County") as such requirements may be modified by the County from time to time. Buyer shall not interfere with or impair any monitoring performed by Seller or the County or any of their respective agents relating to the Remedial Action Plan or required pursuant to this Agreement or which may be required by the County in the future.
     The obligations imposed upon Buyer in this paragraph include, but are not limited to, providing reasonable access and entry to the Real Property after receipt of reasonable advance notice for any monitoring, assessment, or remediation which the County, in its discretion, deems appropriate and requires Seller or any other person to perform.


7.   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     The obligation of Buyer to purchase the Purchased Assets under this Agreement is subject to the satisfaction, at or before the Closing, of all of the following conditions.


7.1. Accuracy of Representations and Warranties; Performance by
Seller.

     The representations and warranties of Seller contained in this Agreement shall be true in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or satisfied by it before or at the Closing. Seller shall have delivered to Buyer a certificate signed by a duly authorized officer, dated the Closing Date, certifying to the foregoing effect.


7.2. Certified Resolutions.

     Buyer shall have received a certificate of the Secretary of Seller, reasonably satisfactory to Buyer, with respect to the authorization or consent by Seller's board of directors of the transactions contemplated hereby.

7.3. Absence of Litigation.

     No action or proceeding before any court or other Governmental Entity shall have been instituted or threatened by any person (other than Buyer) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.


7.4. Consents.

     All statutory and regulatory consents, approvals, permits, orders and actions required by any Governmental Entity shall have been obtained; and the waiting period under the HSR Act shall have expired or been terminated.


7.5. Sale of Loreto.

     Simultaneously with the Closing, Seller shall have caused the sale to Buyer of all of Seller's and any subsidiary of Seller's right, title and interest in the shares of Loreto in accordance with the terms of the Loreto Agreement.


7.6. Trademark License.

     Seller shall have caused its subsidiary, Vlasic Foods, Inc., to enter into the Trademark License.


7.7. Transition Services Agreement.

     Seller shall have entered into the Transition Services Agreement.


7.8. Legal Opinion.

     Seller shall have delivered to Buyer an opinion of counsel, dated the Closing Date, reasonably satisfactory to Buyer.


7.9. Waiver of Conditions.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such conditions.


8.    CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

 The obligation of Seller to sell and transfer the Purchased Assets under this Agreement is subject to the satisfaction, at or before the Closing, of all the following conditions.


8.1.  Accuracy of Representations and Warranties; Performance by
Buyer.

 The representations and warranties of Buyer contained in this Agreement shall be true in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or satisfied by it before or at the Closing. Buyer shall have delivered to Seller a certificate signed by a duly authorized officer of Buyer, dated the Closing Date, certifying to the foregoing effect.


8.2.  Certified Resolutions.

 Seller shall have received a certificate of the Secretary of Buyer, reasonably satisfactory to Seller, with respect to the authorization or consent by Buyer's board of directors of the transactions contemplated hereby.


8.3.  Absence of Litigation.

 No action or proceeding before any court or other Governmental Entity shall have been instituted or threatened by any person (other than Seller) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

8.4.  Consents.

 All statutory and regulatory consents, approvals, permits, orders and actions required by any Governmental Entity shall have been obtained; and the waiting period under the HSR Act shall have expired or been terminated.


8.5.  Purchase of Loreto.

 Simultaneously with the Closing, Buyer shall have purchased the shares of Loreto in accordance with the terms of the Loreto
 Agreement.


8.6.  Transition Services Agreement.

 Buyer shall have entered into the Transition Services Agreement.


8.7.  Legal Opinion.

 Buyer shall have delivered to Seller an opinion of counsel, dated the Closing Date, reasonably satisfactory to Seller.


8.8.  Waiver of Conditions.

 Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that Seller proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions or the breach of any such representations.


9.    THE CLOSING


9.1.  The Closing.

 The consummation of the sale of the Purchased Assets shall take place on the Closing Date at the offices of Drinker Biddle & Reath, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107-3496, commencing at 10:00 a.m., local time, and shall be effective at the same time as the Closing under the Loreto Agreement. Subject to Section 10, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any person of any obligation hereunder.


9.2.  Items to be Delivered at Closing by Seller.

 At the Closing, Seller shall deliver to Buyer:

 (a) A bill of sale and assignment agreement, in a form reasonably satisfactory to the parties, transferring the Purchased Assets to Buyer (the "Bill of Sale");

 (b)  the deeds to the Real Property;

 (c) the legal opinion, other agreements and instruments referred to herein to be delivered by Seller at or before the Closing;

 (d)  the certificates referred to in Sections 7.1 and 7.2 hereof;
      and

 (e) such other instruments of transfer and conveyance as Buyer shall reasonably deem necessary or desirable to effectively vest in Buyer good and marketable title to the Purchased
      Assets.


9.3.  Items to be Delivered at Closing by Buyer.

 At the Closing, Buyer shall deliver to Seller:

 (a) Immediately available federal funds in the amount of the Closing Payment;

 (b) an assumption agreement, in a form reasonably satisfactory to the parties, providing for Buyer to assume the Assumed
      Liabilities (the "Assumption Agreement");

 (c)  the Payment Note;

 (d) the legal opinion, other agreements and instruments referred to herein to be delivered by Buyer before or at Closing;

 (e)  the certificates referred to in Section 8.1 and 8.2 hereof;
      and

 (f) such other instruments, agreements and certificates as Seller may reasonably request.

10.   TERMINATION


10.1. Termination.

 This Agreement may be terminated before the Closing Date:

 (a)  by mutual consent of Buyer and Seller; or

 (b) by either party if the transactions contemplated hereby are not consummated on or before July 26, 1996 and if as of such date the Closing shall not have occurred by reason of the failure to satisfy the conditions to Closing as set forth in Sections 7 and 8 herein; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

 (c)  automatically without any action by any party if the Loreto
      Agreement is terminated for any reason.


10.2. Effect of Termination.

 If this Agreement is terminated pursuant to Section 10.1, all rights of all parties to this Agreement shall terminate (other than the confidentiality provisions of Section 5.1(a), which shall survive indefinitely and except for liability of a party if the Closing does not occur and this Agreement terminates by reason of a default or breach by such party to this Agreement).


11.   INDEMNITY


11.1. Indemnity by Seller.

 (a) Seller shall indemnify and hold Buyer harmless from and against any Indemnifiable Losses which are actually suffered by Buyer arising out of or as a result of (i) any of the Liabilities not assumed by Buyer or (ii) any misrepresentation or breach of any representation, warranty or covenant of Seller contained in the Agreement or any Related Agreement; provided that Seller shall not be required to indemnify and hold harmless Buyer with respect to any Indemnifiable Losses unless, until and then only to the extent that the aggregate amount of all Indemnifiable Losses incurred by Buyer exceeds: (x) $350,000 in the aggregate in the case of all Indemnifiable Losses arising out of or resulting from a misrepresentation or breach of
      Section 3.6, the first sentence only of Section 3.7, Section 3.8, the first sentence only of Section 3.13, or Section 3.14 or which is claimed pursuant to Section 11.1(b); or (y) in all other circumstances, $1,000,000 in the aggregate (collectively, the "Threshold"), whereupon Buyer may claim indemnification only for the amount such of Indemnifiable Losses which exceed the applicable Threshold.
      Notwithstanding anything to the contrary contained herein, the aggregate amount required to be paid by Seller pursuant to this Section shall not exceed $10,000,000. Notwithstanding anything to the contrary contained herein, neither the Threshold nor the limitation set forth in this
      Section 11.1(a) shall apply to any breach or noncompliance with Section 1.5 hereof.

 (b) Seller shall indemnify and hold Buyer harmless from and against any and all claims by any third party not affiliated with or related to Buyer for Indemnifiable Losses (including, without limitation any claims for contribution) which, when aggregated with Indemnifiable Losses subject to indemnification by Seller pursuant to Section 11.1(a), exceed the applicable Threshold, and hereby waives any claims for contribution against Buyer for any costs, damages, expenses or liabilities to the extent they arise from:

      (i) any generation, transportation, use, storage, emission, discharge, release, disposal or presence of any Hazardous Substance in, from or on any of the Real Property occurring after the acquisition of such Real Property by Seller and prior to the Closing Date;

      (ii) the violation of any Environmental Law at any of the Real Property occurring after the acquisition of such Real Property by Seller and prior to the Closing Date;

      (iii) any governmental action (including, but not limited to action to require remediation or to enforce cleanup standards) relating to or arising out of the generation, transportation, use, storage, emission, discharge, release, disposal or presence of any Hazardous Substance in, from or on any of the Real Property occurring after the acquisition of such Real Property by Seller and before the Closing Date.

      Seller shall pay all costs and expenses reasonably incurred by Buyer to enforce the provisions of this indemnification, including fees and expenses incurred pursuant to 11 U.S.C.
      This indemnification shall remain in force for a period of 24 months after the Closing Date. Buyer shall not initiate or attempt to initiate any governmental action with respect to any Environmental Law, provided that any action resulting from a good faith attempt to verify remediation performed by Seller and any reporting of Hazardous Substance to any governmental agency required by law shall not be deemed initiation nor attempted initiation of any governmental action with the meaning of this sentence. Buyer shall advise Seller of the results of any such attempted verification and give Seller at least 30 days' prior written notification of any such report that Buyer believes to be required by law and the opportunity to investigate and, if appropriate, take such action as may be appropriate to remediate and/or obviate the necessity of such request. Buyer shall cooperate with Seller's reasonable requests in accomplishing any such action.


11.2. Indemnification by Buyer.

 Buyer shall indemnify and hold Seller harmless from and against any Indemnifiable Losses which are actually suffered by Seller arising out of or as a result of (i) any of the Assumed Liabilities or the operation of the Business from and after the Closing, or (ii) any misrepresentation or breach of any representation, warranty or covenant contained in this Agreement or any Related Agreement.


11.3. Indemnification Procedures.

 (a) No party shall be deemed to have breached any representation, warranty, or covenant if:

      (i) such party shall have notified the other party in writing, on or before the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant or such other party hereto otherwise had actual knowledge on or prior to the Closing Date of such misrepresentation or breach of warranty or covenant, and

      (ii) such other party shall have permitted the Closing to occur, and for all purposes of this Agreement, such party is thereby deemed to have waived such breach or inaccuracy for all purposes.

 (b) If any claim is made, or any suit or action is commenced, against Buyer in respect of which indemnification under
      Section 11.1(a) or (b) may be sought by it hereunder, or Seller in respect of which indemnification under Section
      11.2 may be sought hereunder, the Indemnitee shall promptly give the Indemnifying Party notice thereof and the Indemnified Party shall be entitled to participate in or, if the Indemnitee does not desire to defend, to conduct the defense thereof at the Indemnifying Party's expense. The Indemnifying Party may (but need not) defend or participate in the defense of any such claim, suit or action, but the Indemnifying Party shall promptly notify the Indemnitee if the Indemnifying Party shall not desire to defend or participate in the defense of any such claim, suit or action as aforesaid. The Indemnitee may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnitee in respect of which payments may be sought by the Indemnitee hereunder, and the Indemnitee may settle or compromise any such claim, suit or action unless the Indemnifying Party notifies the Indemnitee in writing
      (within ten (10) days after the Indemnitee has given written notice of its intention to settle or compromise) that the Indemnifying Party intends to conduct or to continue to conduct the defense of such claim, suit or action. Unless the Indemnifying Party gives the notice referred to in the foregoing sentence with respect to settlements or com-promises, any such settlement or compromise of, or (not-withstanding any notice from the Indemnifying Party referred to in the foregoing sentence) any final judgement or decree entered on or in, any claim, suit or action which the Indemnitee has defended or participated in the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgement or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgement or decree. If the Indemnifying Party conducts or continues the conduct of the defense of any claim, suit or action as aforesaid, it shall do so at its own cost and expense, holding the Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such defense; shall defend against any such claim, and shall hold the Indemnitee's business and assets free and harmless from any attachment, execution, judgement, lien or other legal process. The Indemnifying Party shall promptly reimburse the Indemnitee for any and all reasonable costs and expenses incurred by the Indemnitee in connection with any contest or challenge by the Indemnifying Party of any claim, including, not limited to, the cost of the Indemnitee of reasonable attorney's fees, in connection with such contest or challenge.

 (c) If an Indemnitee is entitled to be indemnified hereunder, the Indemnifying Party shall be given written notice thereof promptly by the Indemnitee, which notice shall specify the amount and nature of the amounts to be indemnified, setting forth in reasonable detail the basis therefor and shall include the request of the Indemnitee for indemnification of such amount. The Indemnifying Party shall within twenty
      (20) days pay to the Indemnitee the amount so specified, or deliver to the Indemnitee written notice setting forth in reasonable detail why Indemnifying Party is not obligated to pay such amount, in which event the parties shall use good faith efforts to resolve any disputed matters.

 (d) Each party to this Agreement shall take all steps necessary to assure that any successor to substantially all of the assets of the party shall assume all of such parties' obligations to any Indemnitee under this Agreement.

 (e) Unless otherwise agreed by Seller in writing, amounts payable under the Payment Note shall not be subject to set-off, reduction, holdback or deferral on account of any claim for indemnification hereunder.


11.4. Survival of Representations and Warranties.

 All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certifi-cate, opinion, or other writing provided for in it, shall survive the Closing for a period of 24 months after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 11.4. The indemnification provided hereunder with respect to breaches of representations and warranties shall be limited to claims asserted and claim notices delivered within 24 months from the Closing Date, and the indemnification provided hereunder with respect to violations and breaches of covenants shall be limited to claims asserted and claims notices delivered within 24 months from the date of such breach or violation; provided that a claim that Seller has breached its representations and warranties set forth in Section 3.6 may be made at any time before the expiration of the statute of limitations that would be applicable to an action brought by the appropriate taxing authority with respect to the matters forming the basis for such claim.


12.   MISCELLANEOUS


12.1. Recovery of Litigation Costs; Damages.

 If any dispute resolution or legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Under no circumstances shall either party hereto be liable for any punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Related Agreement. In addition, under no circumstances shall Indemnifiable Losses include any losses, claims, liabilities, damages, obligations, costs or expenses to the extent they:

 (a) affect or relate to any business or operation of Buyer (or any successors or permitted assignees or other Indemnified Parties affiliated with Buyer), including without limitation the financial condition, prospects or operations thereof, other than the Business; or

 (b) are not or would not be reflected on an income statement or balance sheet of Seller prepared in accordance with generally accepted accounting principles, consistently applied.


12.2. Entire Agreement; Modification; Waiver.

 This Agreement, together with the Loreto Agreement and the Related Agreements, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, rep-resentations, and undertakings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.


12.3. Counterparts.

 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


12.4. Assignment.

 This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns but this Agreement shall not be assignable without the prior written consent of the other party, except that Buyer may assign its rights and obligations under this Agreement to an affiliate of Buyer, provided that such obligations are guaranteed by Buyer by an instrument satisfactory in form and substance to Seller.

12.5. Fees and Expenses.

 Each of Seller and Buyer shall pay all fees, costs, and expenses (including without limitation legal and accounting expenses) incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, that Seller and Buyer shall equally divide all documentary, transfer, and sales Taxes that arise out of or in connection with the transactions contemplated by this Agreement.


12.6. Notices.

 All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or by telecopier (with receipt confirmed), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

 Buyer:    American Rice, Inc.
           16825 Northchase Drive
           Houston, Texas 77060
           Telecopier No. (713) 872-5243
           Attention:  Mr. Douglas A. Murphy
                       President and Chief Executive Officer

      With a Copy to:     Vial, Hamilton, Koch & Knox, LLP
                          1717 Main Street, Suite 4400
                          Dallas, Texas  75201
                          (214) 712-4402
                          Attention:  George Fazakerly, Esquire

 Seller:   Campbell Soup Company
           Campbell Place
           Camden, New Jersey  08103-1799
           Telecopier No. (609) 342-3936
           Attention: Corporate Secretary

      With a copy to:     Campbell Soup Company
                          Campbell Place
                          Camden, New Jersey  08103-1799
                          Telecopier No. (609) 342-3936
                          Attention:  Linda A. Lipscomb, Esquire
                                      Deputy General Counsel

Any party may change its address for purposes of this Section by giving the other parties written notices of the new address in the manner set forth above.


12.7. Governing Law.

 This Agreement shall, subject to Section 6.3(b), be construed in accordance with, and governed by, the laws of the State of New
 Jersey.


12.8. Effect of Headings.

 The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

 IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                     CAMPBELL SOUP COMPANY


                By:  /s/  Anthony P. DiSilvestro
                     ---------------------------
                     Deputy Treasurer



                     AMERICAN RICE, INC.


                By:  /s/  Kenneth C. McCorkle
                     -------------------------
                     Senior Vice President

                             APPENDIX A

                           DEFINED TERMS

 As used in this Agreement, the terms below shall have the following meanings:

 (a) "Agreement" means this asset purchase and sale agreement and all attached exhibits and schedules, including the Disclosure Schedule.

 (b) "ARI Indenture" means that certain indenture dated as of August 24, 1995 pursuant to which Buyer has publicly issued its mortgage notes.

 (c)  "Assumed Liabilities" is defined in Section 1.4.

 (d)  "Assumption Agreement" is defined in Section 9.3(b).

 (e)  "Bill of Sale" is defined in Section 9.2(a).

 (f)  "Business" means the Ripe Olive Business and the Green
      Olive Business, excluding any part thereof operated or conducted by Loreto.

 (g)  "Buyer" is defined in the Preamble.

 (h)  "Campbell Savings Plan" is defined in Section 5.6(b).

 (i) "Closing Date" refers to the date upon which the parties agree to consummate the purchase of the Purchased Assets, as contemplated in the Agreement. The Closing Date shall be the same date as the Closing under the Loreto
      Agreement.

 (j)  "Closing Payment" is defined in Section 2.2(b).

 (k)  "Closing Statement" is defined in Section 2.2(c).

 (l)  "Competitive Activity" is defined in Section 6.3(a).

 (m)  "Competitive Operation" is defined in Section 6.3(a).

 (n) "Contracts" means (i) the contracts, agreements, orders and instruments relating to the sale of any assets, services, properties, materials or products, including customer contracts, distribution contracts and broker contracts, in each case to the extent exclusively relating to the Business;
      (ii) orders, Grower Contracts, supply agreements and other agreements relating to the purchase of any assets, services, properties, materials or products, in each case to the extent exclusively relating to the Business; and (iii) all other contracts, leases, agreements and instruments relating exclusively to the Business other than any employment contracts or union agreements.

 (o)  "County" is defined in Section 6.8(a).

 (p)  "Coupons" is defined in Section 1.4(f).

 (q)  "Disclosure Schedule" is defined in Section 3.

 (r) "Environmental Law" means all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, authorities, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments, and orders including, without limitation, all requirements, including, but not limited to, those pertaining to reporting, licensing, permitting, investigation, or remediation of emissions, discharges, releases or threatened releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, whether solid, liquid, or gaseous in nature.

 (s)  "Excluded Assets" is defined in Section 1.3.

 (t)  "Financing" is defined in Section 4.8.

 (u)  "Financing Commitments" is defined in Section 4.8.

 (v)  "Fixed Assets" is defined in Section 1.1(b).

 (w) "Green Olive Business" means the business conducted by Seller in the United States of purchasing, distributing and marketing green olive products.

 (x) "Governmental Entity" means any federal, state, local or foreign governmental or regulatory authority (or any department, agency, authority or political subdivision thereof).

 (y) "Grower Advances" means amounts, including interest accrued thereon, advanced to olive growers with whom Seller has agreements for the purchase of olives which are included in the Contracts.

 (z) "Grower Contracts" means all Contracts entered into by Seller to purchase olives.

 (aa) "Grower Payables" means all payment obligations pursuant to the Grower Contracts (including without limitation all bonuses payable thereunder) due following the Closing
      Date, to the extent reflected on Seller's books and records.

 (ab) "Hazardous Substance" has the meaning given to it under
      Section 101(14) of the Comprehensive Environmental
      Recovery Compensation and Liability Act, as amended, 42
      U.S.C. 9601(14).

 (ac) "HSR Act" means the Hart-Scott-Rodino Antitrust
      Improvements Act of 1976, as amended.

 (ad) "Indemnifiable Loss" means any liabilities, obligations, losses, damages, costs, charges or other expenses of every kind and character, including but not limited to reasonable attorneys' fees and litigation costs and costs of investigation, but in all events excluding any punitive damages.

 (ae) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement.

 (af) "Indemnitee" means any person or entity entitled to indemnification under this Agreement.

 (ag) "Inventory" means all finished goods and work-in-progress of the Business, all raw materials and supplies held for the manufacture of products of the Business, all packaging, labels, supply and wrapping materials used in the Business, and any warehouse receipts or any other similar documents relating to any of the foregoing, in each case, owned or possessed by Seller and existing on the Closing Date; provided that packaging and labels shall be included in Inventory only to the extent provided by Schedule 2.1(c)(iv).

 (ah) "Liabilities" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person or entity of any type, whether accrued, absolute, contingent, matured, unmatured or other.

 (ai) "Loreto" means Compania Envasadora Loreto, S.A., a
      Spanish corporation engaged in the purchasing, processing, packaging, distribution and marketing of green olives and other food products.

 (aj) "Loreto Agreement" means the Share Sale Agreement, dated the date hereof, between Buyer and Seller related to the sale and purchase of the outstanding shares of capital stock of Loreto.

 (ak) "Material Adverse Effect" means any material adverse effect on the financial condition, properties, operations or results of operations of the Business taken as a whole, not resulting from the entering into of this Agreement or arising out of any action by Buyer or its representatives.

 (al) "Other Promotions" is defined in Section 1.4(f).

 (am) "Payment Note" is defined in Section 2.2(c).

 (an) "Pension Plan" is defined in Section 5.6(c).

 (ao) "Permits" means all governmental licenses, permits and approvals issued to Seller with respect to the Business.

 (ap) "Pickle Packaging Assets" is defined in Section 1.3(b).

 (aq) "Purchase Price" is defined in Section 2.1.

 (ar) "Purchased Assets" is defined in Section 1.1.

 (as) "Real Property" is defined in Section 1.1(a).

 (at) "Related Agreements" means the Trademark License,
      Payment Note, the Assumption Agreement, the Bill of Sale and the Transition Services Agreement.

 (au) "Remedial Action Plan" is defined in Section 6.8(a).

 (av) "Retained Liabilities" is defined in Section 1.5.

 (aw) "Ripe Olive Business" means the business conducted by Seller in the United States and Mexico of purchasing, processing, packaging, distributing and marketing of ripe olive products and, to a limited extent, cherries, onions and capers.

 (ax) "Sadrym" means Sadrym California, Inc.

 (ay) "Sadrym Shareholder Agreement" is defined in Section 3.5.

 (az) "Sadrym Shares" means the shares of the capital stock of Sadrym California, Inc. owned by Seller.

 (ba) "SEC Reports" means all registration statements, reports, proxy statements and other materials filed with the SEC.

 (bb) "Secondary Trademarks" includes, but is not limited to, those Secondary Trademarks listed on Schedule 1.1(e).

      (bc) "Seller" means Campbell Soup Company, a New Jersey
           Corporation, provided that with respect to certain assets and liabilities of the Business, and certain representations, warranties and covenants related thereto, "Seller" shall also mean one or more wholly-owned subsidiaries of Campbell
           Soup Company.

 (bd) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, capital stock, franchise, net worth, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

 (be) "Threshold" is defined in Section 11.1(a).

 (bf) "Trademarks" is defined in Section 1.1(e).

 (bg) "Trade Promotions" is defined in Section 1.4(e).

 (bh) "Trademark License" is defined in Section 5.7(b).

 (bi) "Transition Services Agreement" is defined in Section
      5.7(a).

 (bj) "Vested Benefit" is defined in Section 5.6(c).

Other Terms

        Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

Other Definitional Provisions

        The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.